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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Triumph Group, Inc. for the registration of $375 million 4.875% Senior Notes due 2021 and to the incorporation by reference therein of our reports dated May 29, 2013, with respect to the consolidated financial statements and schedule of Triumph Group, Inc., and the effectiveness of internal control over financial reporting of Triumph Group, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 29, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm